                                                                    EXHIBIT 99.1
--------------------------------------------------------------------------------
NEWS RELEASE                                   [LETTER HEAD OF NATIONAL STEEL]
------------

Media Contact:       Clarence J. Ehlers
                     (219) 273-7327

Analyst and          Joseph A. Rainis
Investor Contact:    (219) 273-7158


            NATIONAL STEEL ANNOUNCES RESULTS FOR THIRD QUARTER 1999

Mishawaka, IN, October 27, 1999--National Steel Corporation (NYSE: NS) today reported a net loss of $7.6 million for the third quarter of 1999, equivalent to $0.18 per diluted common share, compared to net income of $32.5 million, or $0.75 per diluted common share, for the third quarter of 1998. Earnings in the current period were adversely affected by certain environmental cleanup costs totaling $5.9 million while the year-earlier period was positively impacted by an unusual credit related to a property tax refund totaling $26.6 million. Excluding these charges from both periods, the net loss for the third quarter of 1999 amounted to $2.0 million, or $0.05 per diluted common share, compared to net income of $11.2 million, or $0.26 per diluted common share, for the third quarter of 1998.

Operating income, excluding the items discussed above, totaled $5.7 million and $18.2 million for the third quarters of 1999 and 1998, respectively. Net sales in the current quarter rose 2.6% from the third quarter of 1998 to $724.5 million, primarily due to record third quarter shipments of 1.563 million tons. Revenues in the most recent period continued to reflect lower average selling prices which fell nearly 11% from the 1998 third quarter level.

"Our operating performance continued to improve in the third quarter and we realized significant benefits from our ongoing cost reduction efforts. Net of inflation, our production costs during the first nine months of 1999 are down $13 per net ton compared to the same period last year. We are also encouraged by our improved order book and have announced additional price increases to take effect in early January," said Chairman and Chief Executive Officer Yutaka Tanaka.

                                    -more-

For the first nine months of 1999, the Company incurred a net loss of $36.3 million, or $0.88 per diluted common share, compared to net income of $64.9 million, or $1.50 per diluted common share, in the same period of 1998. Net sales of $2.1 billion in the first nine months of 1999 declined 3.4% from the same 1998 period, primarily attributable to lower average selling prices resulting from the high levels of imported steel over the past year.


FINANCIAL POSITION AND LIQUIDITY

Cash and cash equivalents of $148 million along with an additional $285 million available from short-term credit facilities resulted in total liquidity of $433 million at September 30, 1999. Capital expenditures in the first nine months of 1999 totaled $216 million compared to $84 million in the first nine months of 1998 with the current period reflecting expenditures related to the new coating line currently being constructed at the Great Lakes Operations and the major reline of a blast furnace at our Granite City Division.


OTHER MATTERS

On August 31, the Company's represented employees approved a new five-year Basic Labor Agreement. The Agreement provides for increases in base wage rates as well as improved pensions. Operating results in the third quarter were impacted by one-time costs associated with the new labor contract of approximately $4 million. The impacts of the new labor agreement in the year 2000 will be approximately $30 million.

There are several planned annual maintenance outages in the fourth quarter of 1999 that will negatively impact our results. These include steelmaking vessel relines and outages at both hot strip mills and at most coating lines.

The Company's Year 2000 remediation effort has been completed. The development and review of contingency plans is ongoing. Based upon information currently available, the Company believes that the implementation of its Year 2000 Project Plan will adequately resolve the Company's Year 2000 issues.

                                   -more-

Construction of the new 450,000-ton capacity hot dip galvanizing facility at the Great Lakes Operations continues on schedule for a spring 2000 startup, and is currently under budget. This coating line is being built to service the automotive industry with quality exposed material.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1998.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,200 people. Visit National Steel's website at: www. nationalsteel.com.

The Company's consolidated statements of income, condensed balance sheets and statements of cash flows follow:

NATIONAL STEEL CORPORATION


CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

                                                                      Three Months                      Nine Months
                                                                   Ended September 30,              Ended September 30,
                                                                --------------------------      --------------------------
                                                                   1999           1998             1999            1998
                                                                ----------     -----------      ----------      ----------
Net sales                                                            724.5         $ 706.4         2,089.7         2,162.6

Cost of products sold                                                655.3           615.2         1,895.6         1,908.0
Selling, general and administrative expense                           34.2            41.4           109.4           112.9
Depreciation                                                          36.1            32.4           104.3            95.9
Equity income of affiliates                                           (0.9)           (0.8)           (1.5)           (1.0)
Unusual (credit)                                                        --           (26.6)             --           (26.6)
                                                                ----------     -----------      ----------      ----------
Income (loss) from operations                                         (0.2)           44.8           (18.1)           73.4

Other (income) expense
Financing costs (net)                                                  7.8             4.1            20.7             7.8
Net gain on disposal of non-core assets                                 --              --            (0.6)           (2.7)
                                                                       7.8             4.1            20.1             5.1
                                                                ----------     -----------      ----------      ----------

Income (loss) before income taxes                                     (8.0)           40.7           (38.2)           68.3

Income tax (credit)                                                   (0.4)            8.2            (1.9)            3.4
                                                                ----------     -----------      ----------      ----------

Net income (loss)                                                  $  (7.6)        $  32.5          ($36.3)       $   64.9
                                                                ==========     ===========      ==========      ==========
Basic earnings per share:
   Net income (loss)                                               $ (0.18)        $  0.75        $  (0.88)       $   1.50
                                                                ==========     ===========      ==========      ==========

   Weighted average shares outstanding (in thousands)               41,288          43,288          41,453          43,288

Diluted earnings per share:
   Net income (loss)                                               $ (0.18)        $  0.75        $  (0.88)       $   1.50
                                                                ==========     ===========      ==========      ==========

   Weighted average shares outstanding (in thousands)               41,288          43,288          41,453          43,340

Dividends paid per common share outstanding                        $  0.07         $  0.07        $   0.21        $   0.21
                                                                ==========     ===========      ==========      ==========
Operating Statistics (in thousands of tons):
   Shipments                                                         1,563           1,366           4,424           4,235
   Production                                                        1,681           1,618           4,591           4,737

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NATIONAL STEEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

                               September 30,      December 31,                                 September 30,      December 31,
                                   1999              1998                                         1999               1998
                             ----------------   ---------------                              ---------------   ---------------
Assets                                                                   Liabilities and
                                                                          Stockholders'
                                                                             Equity
Cash and cash                    $  148.1           $  137.9          Current liabilities        $  541.5         $  546.8
equivalents
Receivables - net                   309.6              245.7            Long-term debt              561.3            285.8
Inventories                         530.4              472.8            Other long-term
Deferred tax assets                  23.3               23.3              liabilities               851.3            801.1
                                                                                             ---------------   ---------------
Other                                28.2               19.9
                             ----------------   ---------------
  Total current assets            1,039.6              899.6            Total Liabilities         1,954.1          1,633.7

Property, plant and
  equipment - net                 1,379.0            1,270.5            Stockholders' Equity        797.5            850.3
Other assets                        333.0              313.9
                             ----------------   ---------------
                                                                         Total Liabilities
Total Assets                     $2,751.6           $2,484.0                                     $2,751.6         $2,484.0
                             ================   ===============                               ==============   ===============


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

                                                                           Nine Months Ended September 30,
                                                                              1999                1998
                                                                         ----------------    ---------------
                             Cash (used in) operating activities:
                              Net income (loss)                               $ (36.3)             $64.9
                              Depreciation                                      104.3               95.9
                              Working capital items:
                               Investments                                         --                8.7
                               Receivables and other assets                     (71.6)             (19.0)
                               Inventories                                      (57.5)            (111.1)
                               Accounts payable & accrued liabilities             1.8             (103.0)
                              All other                                          49.0              (30.3)
                                                                         ----------------    -----------------
                                                                                (10.3)             (93.9)
                                                                         ----------------    -----------------
                             Cash (used in) investing activities:
                              Purchases of property, plant
                               and equipment (net)                             (216.3)             (83.9)
                              Acquisition of ProCoil                             (7.7)                --
                              Net proceeds from the sale of assets                 .6                3.3
                                                                         ----------------    -----------------
                                                                               (223.4)             (80.6)
                                                                         ----------------    ---------------
                             Cash provided by (used in) financing
                              activities:
                              Repayment of debt                                 (50.8)             (30.4)
                              Borrowings                                        311.3                8.0
                              Repurchase of common stock                         (7.9)                --
                              Common stock dividends                             (8.7)              (9.1)
                                                                         ----------------    -----------------
                                                                                243.9              (31.5)
                                                                         ----------------    ---------------
                             Increase (decrease) in cash
                              and cash equivalents                               10.2             (206.0)

                             Cash and cash equivalents at
                              the beginning of the period                       137.9              312.6
                                                                         ----------------    ---------------

                             Cash and cash equivalents at
                              the end of the period                           $ 148.1             $106.6
                                                                         ================    ===============